EXHIBIT 10.14
FORM OF
JOINT DRILLING AND OPERATING AGREEMENT
     This JOINT DRILLING AND OPERATING AGREEMENT is entered into as of ___, 200___by and between NGAS Partners ___Drilling Program, a Kentucky general partnership (the “Program”), and Daugherty Petroleum, Inc., a Kentucky corporation (“DPI”).
RECITALS
     A. DPI has organized NGAS Partners ___, Ltd., a Kentucky limited partnership (the “Partnership”), to invest, through the Program, in a portfolio of natural gas development wells (“Project Wells”) to be drilled by DPI on drilling sites (the “Prospects”) located in the southern portion of the Appalachian basin (the “Project Areas”).
     B. The Partnership is being capitalized through a private placement of a minimum of ___ units of general and limited partner interests (“Units”) at a subscription price of $  per Unit for $___and a maximum of ___ Units for $___(the “Private Placement”), on the terms described in a Private Placement Memorandum of the Partnership dated ___ 200___(the “PPM”).
     C. The Program is being capitalized under the terms of a partnership agreement of even date herewith between DPI and the Partnership (the “Program Agreement”), providing for the Partnership’s contribution of subscription proceeds from each incremental closing of ___ Units in the Private Placement (each, a “Closing”), and for DPI’s proportionate contribution of $___for each Unit issued at that Closing, representing ___% of total Program capital for the Project Wells.
     D. Depending on the number of Units sold by the Partnership, the Program will participate in up to ___ Project Wells on Prospects designated and to be designated under an assignment of drilling rights of even date herewith between the Program and DPI (the “Prospect Assignment”), covering ___Prospects for each incremental ___ Units issued at a Closing.
     E. The Program’s working interests in Project Wells drilled and to be drilled on the Prospects (the “Program Position”) will be subject to proportionate reduction upon exercise of third-party participation rights under the farmout covering DPI’s interests in portions of the Project Areas (the “Participating Interests”).
     F. The parties desire to enter into this Agreement to memorialize their arrangements for DPI’s preparation, drilling, completion and equipping of the Project Wells on the terms and conditions provided herein.
     Accordingly, in consideration of their mutual promises and intending to be legally bound, the parties hereby agree as follows:
AGREEMENT
     1. Construction and Definitions. Unless otherwise expressly provided herein, all references to Recitals, Sections and Schedules refer to recitals, sections and schedules of this Agreement. As used in this Agreement, the following terms have the respective meanings set forth below:
     “AFE” stands for “authorization for expenditure” and means the projected costs for drilling and completing a Project Well and furnishing all labor, well equipment and production facilities necessary to produce the well to sales through DPI’s field-wide gathering systems.
     The tem “affiliate” means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with a specified Person, and “control” when used with respect to any specified Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     “Agreement” means this Joint Drilling and Operating Agreement, as amended and or supplemented from time to time.
     “Closing” has the meaning set forth in Recital C.
     “DPI” means Daugherty Petroleum, Inc., a Kentucky corporation, and its successors and assigns.
     “DPI Position” means the working interest of DPI in Project Wells drilled in the Project Areas, as established under the Program Agreement, subject to adjustments for the Participating Interests, for AFE variances under the True-Up Account to be maintained for each Project Area under the Prospect Assignment and for the reversionary interest of DPI after Payout under the terms of the Program Agreement.
     “IDC” means expenditures incurred for items having no salvage value and for labor, fuel, repairs, hauling and supplies used in (i) preparing the surface prior to drilling oil and gas wells, (ii) drilling, treating and cleaning oil and gas wells and (iii) preparing oil and gas wells for production, all within the meaning of Treasury Regulation section 1.612-4(a) under the Internal Revenue Code of 1986, as amended.
     “Indemnified Parties” has the meaning set forth in Section 5(c).
     “JOA Price” has the meaning set forth in Section 3(a).
     “Participating Interests” has the meaning set forth in Recital E.
     “Partnership Position” means the working interest of the Partnership in Project Wells drilled in each of the Project Areas, as established under the Program Agreement, subject to adjustments for the Participating Interests, for AFE variances under the True-Up Account to be maintained under the Prospect Assignment and for the reversionary interest of DPI after Payout under the terms of Program Agreement.
     “Partnership” means a NGAS Partners ___, Ltd., a Kentucky limited partnership, and its successors and assigns.
     “Payout” means the point when each holder of Units has received cumulative distributions from the Partnership aggregating 110% of the Unit subscription price or $  per Unit.
     “Person” means an individual, any form of business enterprise, including a corporation, limited liability company, partnership or limited partnership, and any other juridical entity or its representative, including a trust, estate, custodian, administrator, personal representative, nominee or any other entity acting on its own behalf or in a representative capacity.
     “Private Placement,” “PPM” and “Units” have the respective meanings set forth in Recital B.
     “Program” means a NGAS Partners ___Drilling Program, a Kentucky general partnership, and its successors and assigns.
     “Program Agreement” has the meaning set forth in Recital C.
     “Program Position” has the meaning set forth in Recital E.
     “Project Areas” and “Project Wells” have the respective meanings set forth in Recital A.
     “Prospect Assignment” has the meanings set forth in Recital D.
     “Prospects” has the meanings set forth in Recital A.
     “Tangible Costs” means the cost of equipment and supplies used in the drilling, testing, completing and producing oil and gas from a well to the extent the equipment and supplies have a salvage value and are capitalized for federal income tax purposes.

     “True-Up Account” has the meaning set forth in the Prospect Assignment.
     The term “working interest” means an interest in an oil and gas leasehold or well entitling the holder to receive a specified percentage of the sale proceeds from oil or gas produced from the leasehold or well and obligating the holder to bear a specified percentage of the costs of development, operation and production, including the operating costs and expenses attributable to the underlying royalty and overriding royalty interests.
     2. Work to be Performed.
          (a) Drilling and Completion Services. Either directly or through subcontractors engaged by DPI in accordance with this Agreement, DPI will:
               (i) Perform updated reviews and evaluations of the latest geological and geophysical data for the Prospects from available sources;
               (ii) Obtain all regulatory permits, surveys and title opinions required for drilling the Project Wells on the Prospects;
               (iii) Build necessary roads and prepare the site locations for the Project Wells;
               (iv) Furnish suitable drilling rig, drill pipe and drill collars, and all equipment and tools necessary to drill the Project Wells to their total depth, and move all equipment and materials in and out of the site locations;
               (v) Dig all pits necessary for drilling the Project Wells;
               (vi) Furnish all water, fuel, drilling mud, chemicals, bits and air compressors necessary to drill the Project Wells;
               (vii) Drill each Project Well to its designated bottom hole depth to permit the running of production casing to total depth;
               (vii) Furnish all logs, cores and tests that a reasonably prudent contractor would undertake to adequately determine the feasibility and nature of completion work for the Project Wells;
               (viii) For each Project Well for which completion operations are deemed appropriate, (A) furnish, set and cement production casing, using sufficient cement for good returns at the surface, (B) furnish suitable completion rigs and all equipment and tools necessary to complete the well, (C) furnish all treating chemicals, materials and equipment deemed appropriate to stimulate the well and (D) furnish all labor and well equipment necessary to equip and produce the well to tanks or available gathering systems, in each case in a workmanlike manner and in accordance with standard industry practice; and
               (ix) Maintain title to all Project Wells free and clear of any liens for equipment, materials or services furnished hereunder.
          (b) Scheduling. DPI will use reasonable commercial efforts to spud each Project Well as soon as practicable after assignment of the associated Prospect, but in no event later than ___, 200_, and to drill each Project Well to its designated bottom hole depth within a reasonable period of time after the well is spudded, provided that DPI will not be subject to any penalty or other liability if it is unable to meet the foregoing scheduling objectives.
          (c) Connection of Project Wells. DPI will be responsible and will bear the costs for constructing or purchasing and maintaining all gathering systems or gathering lines required for connecting completed Project Wells to its existing gathering systems in the Project Areas, including related compression and dehydration equipment. Either directly or through its affiliates, DPI will retain sole ownership of its gathering facilities and equipment.
          (d) Operation of the Project Wells. DPI will have the exclusive right and authority to control of the operation of all Project Wells in accordance with the leases or farmouts for the Prospects, the terms and conditions of the Program Agreement and the terms and provisions of this Agreement. As operator of completed Project Wells, DPI will perform all services required for maintaining their oil and gas production in accordance with standard industry practice, including flowing or pumping the wells; adjusting chokes or flow devices; gauging tanks; changing meter charts; supervising gas flow into a gas transportation system; making minor repairs on any related equipment and machinery; preparing and filing gauge and well reports with governmental agencies and others entitled to those reports and causing payments for the oil and gas production from the Project Wells to be made to the Program after timely payments required under the leases or farmouts to holders of royalty and overriding royalty interests in the Prospects and holders of Participating Interests in Project Wells within Leatherwood.
          (e) Plugging and Abandonment Obligations. DPI will be responsible for plugging and abandoning (i) any Project Wells that it determines not to complete, based on logging results or other considerations it deems relevant, and (ii) all completed Programs Wells at the end of their economic lives, as determined by DPI in its sole discretion. In connection with the plugging and abandonment of a Project Well, DPI will perform all site reclamation required under the applicable leases, farmouts and environmental laws and regulations, including well pit back-filling and surface restoration. DPI will retain all rights to any salvageable equipment from abandoned Project Wells or the proceeds from the sale of that equipment.
     3. Drilling and Completion Costs.
          (a) Cost-Plus Pricing. DPI will perform all drilling and completion services and furnish all drilling equipment and supplies for the Project Wells in accordance with this Agreement at a cost to the Program (the “JOA Price”) equal to 130% of its proportionate share of their AFE, as determined by DPI on a field-wide basis, subject to proportionate reduction by the amount of Participating Interests.
          (b) Payment of JOA Price. The JOA Price for each Project Well will be payable to DPI by the Program upon assignment to the Program of the Prospect for that Project Well under the Prospect Agreement. DPI will bear any drilling and completion costs for the Program Position in the Project Wells exceeding their JOA Price and will be entitled to retain the surplus as part of its compensation hereunder, subject to proportionate adjustments to the Partnership Position and the DPI Position in the last 30% of the Project Wells in each Project Area in accordance with the provisions for the True-Up Account under the Prospect Assignment.
          (c) Allocation of JOA Price. The JOA Price for drilling, completing and equipping the Project Wells shall be allocated ___% to IDC and ___% to Tangible Costs.
     4. Fees and Direct Expenses.
          (a) Gathering Fees. DPI will be entitled to entitled to fees up to $0.___per Mcf for gathering natural gas production from the Project Wells, $0.___per Mcf for compressing and dehydrating gas production from the Program Wells and $0.___per Mcf for transporting the Program’s natural gas production for delivery through the open-access system operated by NGAS Gathering, LLC, subject in each case to adjustment for increases in the Consumer Price Index and payable by the Program monthly upon invoicing by DPI.
          (b) Operating Fees. DPI will be entitled to monthly operating fees for producing Project Wells based on their operating costs. Depending on the amount of oil production, dehydration requirements and other variables, monthly operating fees shall range between $___and $___for each Project Well, subject to adjustment for increases in the Consumer Price Index and payable by the Program upon invoicing,.
          (c) Plugging and Abandonment Fees. DPI will be entitled to plugging and abandonment fees at the rate of $6,000 per Project Well, payable by the Program in 60 equal installments of $100. The plugging and abandonment fee installments for each Project Well will begin with the first distribution of production proceeds from that well. If a Project Well must be plugged and abandoned before the total plugging and abandonment fee is fully paid, the Program will be obligated to complete the fee installments when all plugging, abandonment and reclamation work for the well is completed. DPI will indemnify the Program against any plugging, abandonment and reclamation obligations in excess of the specified total fee obligation and will have the right to retain any salvageable equipment from Project Wells that are plugged and abandoned.

          (d) Workover Costs. The Program will be responsible for all fees and equipment and supply costs incurred for any workovers, recompletions or major repairs of Project Wells deemed appropriate by DPI. If these services performed by third-party contractors, DPI will be entitled to a fee for supervising the activities in an amount equal to 15% of the third-party fees and direct costs. If DPI elects to use its own equipment or personnel for these services, it will be entitled to fees at customary industry rates in the operating area and reimbursement for its direct costs, payable by the Program upon invoicing from DPI.
          (e) Other Direct Expenses. The Program will be responsible for all third-party fees and direct expenses incurred in the operation of completed Project Wells for (i) salt water hauling and electricity, (ii) compliance with applicable regulatory requirements, (iii) transportation, dehydration and compression services for natural gas production and (iv) any other reasonable and necessary third-party costs incurred in the operation and maintenance of the Project Wells.
          (f) Proration for Participating Interests. For any Project Well with Participating Interests, all fees and expenses payable for that well under this Section 4 will be adjusted to reflect the Program Position in the well.
     5. Liability of Parties.
          (a) Several Liability. The liability of the parties hereunder shall be several, not joint or collective. Each party shall be responsible only for the performance of its obligations. Nothing in this Agreement shall create, nor shall this Agreement be construed as creating, a mining or other partnership, associated or joint venture, or to render the parties liable as partners or joint ventures.
          (b) Liabilities of DPI. DPI shall exercise ordinary and prudent judgment in performing its obligations under this Agreement. Neither DPI nor any of its officers, directors or employees shall be liable or obligated to the Program or the Partnership for any mistake of fact or judgment made by DPI in the performance of this Agreement, provided the mistake of fact or judgment did not constitute gross negligence or willful misconduct.
          (c) Indemnification of DPI. The Program shall indemnify and hold harmless the DPI and its officers, directors, employees and other affiliates (collectively, “Indemnified Parties”) as follows:
               (i) In any action, suit or proceeding to which an Indemnified Party was or is a party by reason of the fact that it is or was acting as the driller or operator performing services hereunder, involving an alleged cause of action arising from the activities of the Indemnified Party under this Agreement, the Program shall indemnify the Indemnified Party against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with the action, suit or proceeding, if the Indemnified Party’s conduct does not constitute gross negligence or willful misconduct.
               (ii) The indemnification provided by this Section 5(c) shall be in addition to any other rights to which an Indemnified Party may be entitled under any agreement or as a matter of law and shall continue inure to the benefit of the heirs, successors, assigns and administrators of the Indemnified Party.
               (iii) The provisions of this Section 5(c) are for the benefit of Indemnified Parties and shall not be deemed to create any rights for the benefit of any other Persons.
          (d) Force Majeure. Neither party to this Agreement shall be liable for any failure to perform its obligations hereunder when the failure is due to force majeure, including (i) acts of God, including epidemics, landslides, lightning, earthquakes, fire, storm, floods, washouts and explosions, (ii) civil disturbances, including acts of terrorism, wars, riots strikes, lockouts or other industrial interruptions, (iii) delay by orders of any court or regulatory authority, (iv) inability to obtain or unavoidable delay in obtaining necessary permits or other governmental approvals, (v) inability to obtain or unavoidable delay in obtaining labor, equipment or materials at reasonable cost, including inability to secure materials by reason of regulatory allocations, (vi) breakage or accident to gathering lines, machinery or equipment, including damage from freezing or failure of wells or gathering lines, (vii) inability to obtain easements or rights-of-way at reasonable cost; (viii) the shut-down of portions of pipeline or other facilities and (ix) any other cause not reasonably within the control of the party claiming force majeure, but excluding a party’s payment obligations under this Agreement.

          (e) Insurance. DPI will (i) maintain $2,000,000 of liability insurance coverage for its operations, with excess umbrella liability coverage up to $15,000,000, subject to customary exclusions, (ii) require all subcontractors engaged to perform services hereunder hereto carry liability insurance in varying amounts, depending on the type of work performed, (iii) comply with and to require all subcontractors engaged hereunder to comply with the worker’s compensation law of the state where operations are being conducted and (iv) prior to commencing operations hereunder, add the Partnership as an additional insured party under its liability insurance policies.
          (f) Regulatory Compliance. In performing services hereunder, DPI will comply with all applicable laws and regulations and use reasonable commercial efforts to cause all subcontractors engaged hereunder to comply therewith.
     6. Miscellaneous Provisions.
          (a) Notices. Any notice given under this Agreement shall be made in writing and shall be deemed to have been duly given or made if delivered personally, mailed with postage prepaid by registered or certified mail or sent by courier or facsimile to a party at its address set forth or provided below. Any notice so sent shall be deemed to have been given or delivered (a) at the time that it is personally delivered, (b) within two business days after the date deposited in the United States mail or one business day after deposit with an overnight courier if sent by mail or courier or (c) when receipt is acknowledged, if sent by facsimile. A party may change its address by giving notice in writing, stating its new address, to the other party.
     If to DPI:
Daugherty Petroleum, Inc.
120 Prosperous Place — Suite 201
Lexington, Kentucky 40509
Attention: William G. Barr III, CEO
Fax: (859) 263-4228
     If to the Program:
NGAS Partners ______ Drilling Program
c/o Daugherty Petroleum, Inc.
120 Prosperous Place — Suite 201
Lexington, Kentucky 40509
Attention: William S. Daugherty, Chairman
Fax:: (859) 263-4228
          (b) Governing Law. This Agreement shall be construed in accordance with and governed in all respects by the laws of the Commonwealth of Kentucky.
          (c) Successors in Interest. Each and all of the covenants, agreements, terms and provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective successors and assigns.
          (d) Integration. This Agreement, including the Schedule hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith.
          (e) Amendments. Any amendment or supplement to this Agreement shall be in writing and shall be signed by or on behalf of each of the parties.
          (f) Headings. The headings in this Agreement are inserted for descriptive purposes only and shall not control or alter the meaning of any provision hereof.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

NGAS Partners ______ Drilling Program

By:	Daugherty Petroleum, Inc.,
Program Manager

By:

William S. Daugherty, Chairman of the Board

Daugherty Petroleum, Inc.

By

William G. Barr III,
Chief Executive Officer